Exhibit 10.3

AS ADOPTED

AMENDMENT NO. 2

TO THE AMENDED AND RESTATED BLACKROCK, INC.

1999 STOCK AWARD AND INCENTIVE PLAN

Reference is hereby made to the Amended and Restated BlackRock, Inc. 1999 Stock Award and Incentive Plan, dated as of May 24, 2010 (as amended, supplemented or otherwise modified from time to time, the “Stock Plan”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Plan.

The parties hereto hereby agree, pursuant to Section 7(d) of the Stock Plan, that, effective May 29, 2014, the Stock Plan shall be amended as follows:

(a) The first sentence of Section 5 of the Stock Plan is hereby amended in its entirety to read as follows:

“Subject to adjustment as provided in the Plan (as defined therein), 34,500,000 shares of Stock shall be reserved for the grant or settlement of Awards under the Plan.”

(b) The second sentence of Section 7(d) of the Stock Plan is hereby amended in its entirety to read as follows:

“Notwithstanding the foregoing, (i) no amendment shall affect adversely any of the rights of any Grantee, without such grantee’s consent, under any Award theretofore granted under the Plan; (ii) any amendment shall be approved by shareholders, unless otherwise determined by the Board, if necessary to comply with state law, stock listing requirements or other applicable law; and (iii) the Board may not reprice any previously-granted Option or Stock Appreciation Right without obtaining shareholder approval for such repricing.”